EXHIBIT 99.1

Puradyn Reports 2016 1st Quarter Unaudited Financial Results

Boynton Beach, FL – May 13, 2016 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), developer of bypass oil filtration systems that reduce oil-related maintenance costs while protecting high-value industrial engines, today reported financial results for its first quarter ended March 31, 2016 (Q1’16).

Puradyn’s Q1’16 net sales declined to $438,000, a decrease of 38%, compared to $707,000 in Q1’15, principally due to a number of customers that have historically purchased the larger product models and who have been negatively impacted by the downturn in oil prices.

Gross profit, as a percentage of sales, decreased by 10%, from 38% in the first quarter of 2015 to 28% in the first quarter of 2016 due to reduced sales that resulted in increased overhead allocations.

Puradyn recorded a Q1’16 net loss of $415,100, or $(0.01) per basic share, compared to a net loss of $266,000, or $(0.01) per basic share in Q1’15.

Kevin G. Kroger, President and COO, commented, “The decline in our 2016 first quarter sales compared to the first quarter of 2015 was due to continued concerns from customers over oil price instability.  However, as we see a slow but steady climb in crude oil prices since late February, we are also seeing renewed interest from many contractors as they begin preparing rigs for resumed demand for oil and gas exploration.

“With this in mind, we expect 2016 to continue to have its challenges although we are still making progress with regard to business opportunities through a couple of recent developments.  Last week, we announced a significant order shipped to the Middle East by an oil and gas industry contractor based in the EU.  And, as announced in February, strong interest continues to be generated by the addition of DistributionNow (DNOW) to our distributor base through its 300-location network.”

Kroger concluded, “Puradyn continues to gain acceptance as a recognized solution provider in reducing oil-related maintenance costs.  With the interest we have seen related to the gradual upturn in crude oil prices, as well as recent activity outside the oil and gas industry, we remain cautiously optimistic about the remainder of 2016.”

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements:

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the company’s periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

PURADYN FILTER TECHNOLOGIES INCORPORATED

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2016	2015
Net sales	$438,186	$706,629
Cost of products sold	316,820	441,023
Gross profit	121,366	265,606

Costs and expenses:
Salaries and wages	237,290	225,602
Selling and administrative	213,277	239,088
Total Operating Costs	450,567	464,690

Loss from operations	(329,201)	(199,084)

Other income (expense):
Interest expense	(85,856)	(66,899)

Net loss before income tax expense	(415,057)	(265,983)

Income tax expense	—	—

Net loss	$(415,057)	$(265,983)

Loss per share – basic and diluted:	$(0.01)	$(0.01)

Basic and diluted weighted average common shares outstanding	48,683,135	48,683,135

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Company Contact:

Puradyn Filter Technologies, Inc.

Kathryn Morris

866 PURADYN (787 2396) or 561 547 9499

kmorris@puradyn.com